EXHIBIT 8
March 14, 2011
Health Care REIT, Inc.
4500 Dorr Street
Toledo, Ohio 43615
Ladies and Gentlemen:
     We have acted as special tax counsel to Health Care REIT, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $400 million aggregate principal amount of its 3.625% notes due 2016, $600 million aggregate principal amount of its 5.250% notes due 2022 and $400 million aggregate principal amount of its 6.500% notes due 2041 (collectively, the “Notes”), pursuant to a prospectus supplement dated March 9, 2011 to the prospectus dated May 7, 2009 (collectively, the “Prospectus”) included in the Company’s Registration Statement on Form S-3 (File No. 333-159040) (the “Registration Statement”), filed on May 7, 2009 with the Securities and Exchange Commission under the Securities Act of 1933, as amended. You have requested our opinion regarding certain U.S. federal income tax matters. This opinion is furnished to you pursuant to Section 6 of the Underwriting Agreement, dated March 9, 2011, between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, UBS Securities LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., and Wells Fargo Securities, LLC as Representatives of the Several Underwriters (collectively, not including the Company, the “Underwriters”) (the “Agreement”), in connection with the fulfillment of one of the conditions precedent to the obligations of the Underwriters to purchase and pay for the Notes being sold. Certain capitalized terms used herein without definition are as defined in the Agreement.
     In giving this opinion, we have examined the following:
•	the Second Restated Certificate of Incorporation, as amended, of the Company;

•	the Second Amended and Restated By-Laws of the Company;

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2010;

Health Care REIT, Inc.
March 14, 2011

•	the Registration Statement, the General Disclosure Package and the Prospectus;

•	the Company’s 2009 federal income tax return; and

•	such other documents as we have deemed necessary or appropriate for purposes of this opinion.
     In connection with the opinions rendered below, we have assumed with your consent that:
     1. Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;
     2. During its taxable years ended December 31, 2003 through December 31, 2010, the Company has operated, and, in future taxable years, the Company will operate, in a manner that has caused or will make, as the case may be, the factual representations relating to the ownership, operation, future method of operations, and compliance of the Company with the real estate investment trust (“REIT”) provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations (the “Regulations”) thereunder, as in effect as of the date hereof, contained in a certificate, dated on or about the date hereof, and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such years;
     3. The Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT under sections 856-860 of the Code for any taxable year; and
     4. No action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
     In our capacity as special tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of our opinions rendered below. For the purposes of rendering these opinions, we have not made an independent investigation of the facts set forth in any documents delivered to us, including, without limitation, the Officer’s Certificate. We have relied completely upon the Company’s representations that the information presented in such documents accurately reflects all material facts. In the course of our representation of the

Health Care REIT, Inc.
March 14, 2011

Company, we have not been made aware of any facts inconsistent with such factual representations. In addition, where such factual representations involve terms defined or used in the Code, the Regulations, published rulings of the Internal Revenue Service or other relevant authority, we have explained such terms to the Company’s representatives and are satisfied that the Company’s representatives understand such terms and are capable of making such factual representations.
     Based on the Code, Regulations, documents, assumptions and statements set forth above, the factual representations set forth in the Officer’s Certificate and our review of the discussion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 under the caption “Taxation,” and any amendments thereto, and the discussion under the caption “Additional U.S. federal income tax considerations” in the Prospectus (and any similar sections or information contained in the General Disclosure Package), we are of the opinion that:
     (a) the Company is qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2003 through December 31, 2010, and the Company’s organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for all future taxable years; and
     (b) the statements contained under the heading “Taxation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and any amendments thereto, and the statements contained under the heading “Additional U.S. federal income tax considerations” in the Prospectus (and any similar sections or information contained in the General Disclosure Package), are correct and accurate in all material respects and present fairly and accurately the material aspects of the federal income tax (i) treatment of the Company and (ii) considerations that are likely to be material to a holder of the Notes.
     We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of

Health Care REIT, Inc.
March 14, 2011

the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.
     The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof and published court decisions and assume that none of these will change. No assurance, however, can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
     The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. You must judge for yourselves whether the matters addressed in this opinion letter are sufficient for your purposes. This letter speaks only of this date, and we undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter may not be distributed, or quoted in whole or in part, or otherwise reproduced in any document, or filed with any governmental agency, in each case without our express written consent.
     We hereby consent to the filing of this opinion as an exhibit to Form 8-K to be filed with the Securities and Exchange Commission on or about the date hereof. In giving this consent, we do not acknowledge that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,
/s/ Arnold & Porter LLP

Arnold & Porter llp